Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Vance Sherard, CFA
	663 Highway 60, P.O. Box 807		Vice President, Investor Relations
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Mark Folk
Director of Corporate Communications
(704) 890-5323
FOR IMMEDIATE RELEASE
Jack Henry & Associates Adds Five Million Shares to Stock Repurchase Authorization

MONETT, Mo., May 12, 2026 — Jack Henry & Associates, Inc.® (Nasdaq: JKHY) announced today that its Board of Directors increased the company’s remaining 1.4 million share stock repurchase authorization by another 5.0 million shares, bringing the total current authorization to 6.4 million shares. Thus far in fiscal year 2026, which began July 1, 2025, Jack Henry has repurchased just over 2 million shares.

In October of 2002, the Board of Directors approved the current buyback program, which has been increased on seven previous occasions since that time as shares have been repurchased. The company will finance its share repurchases with available cash reserves or short-term borrowings on its existing credit facility. All transactions will be executed in accordance with regulatory and exchange guidelines. The share repurchase program does not include specific price targets or timetables and may be suspended at any time.

“With the recent tax legislation, we have returned to a resilient cash flow position, even with our continued investments focused on technology innovation,” said Mimi Carsley, Chief Financial Officer & Treasurer with Jack Henry. “This increased share repurchase authorization is the result of our ongoing confidence in our operations and commitment to generating value for our shareholders.”

About Jack Henry & Associates, Inc.®
Jack Henry® (Nasdaq: JKHY) is a well-rounded financial technology company that strengthens connections between financial institutions and the people and businesses they serve. We are an S&P 500 company that prioritizes openness, collaboration, and user centricity – offering banks and credit unions a vibrant ecosystem of internally developed modern capabilities as well as the ability to integrate with leading fintechs. For 50 years, Jack Henry has provided technology solutions to enable clients to innovate faster, strategically differentiate, and successfully compete while serving the evolving needs of their accountholders. We empower approximately 7,400 clients with people-inspired innovation, personal service, and insight-driven solutions that help reduce the barriers to financial health. Additional information is available at www.jackhenry.com.